As filed with the Securities and Exchange Commission on February 13, 2002

                                                      Registration No. 333 _____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       FASTCOMM COMMUNICATIONS CORPORATION
             (Exact Name of Registrant as specified in its Charter)


          VIRGINIA                                       54-1289115
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                     Identification Number)



                               45472 HOLIDAY DRIVE
                             DULLES, VIRGINIA 20166
                            TELEPHONE: (703) 318-7750

     (Address, including zip code and telephone number, including area code, of principal executive offices)

          MARK H. RAFFERTY                            COPIES TO:
       CHIEF FINANCIAL OFFICER                    THOMAS G. AMON, ESQ.
FASTCOMM COMMUNICATIONS CORPORATION            ROBERT D. MIKLAUTSCH, ESQ.
         45472 HOLIDAY DRIVE           SOKOLOW, DUNAUD, MERCADIER & Carreras LLP
        DULLES, VIRGINIA 20166              770 LEXINGTON AVE, SIXTH FLOOR
      TELEPHONE: (703) 318-7750                  NEW YORK, NEW YORK 10021
(Name, address and telephone number             TELEPHONE: (212) 935-6000
       of agent for service)                     (Counsel for Registrant)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box.
[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   -----------

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================================
                                                                    Proposed maximum      Proposed maximum
      Title of Shares to be registered           Amount to be      offering price per    aggregated offering         Amount of
                                                registered (1)          share(2)                price            registration fee
------------------------------------------------------------------------------------------------------------------------------------
  Common Shares, par value $.01 per share        14,429,883              $0.15            $2,164,482                $517.00
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1) Shares of common stock that may be offered pursuant to this Registration Statement include an estimated 9,900,000 shares of common stock issued or to be issued to former creditors of Cronus Technology in connection with the settlement of two lawsuits. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2) Estimated solely for the purpose of calculating the amount of the registration fee and based on the average of the high and low prices for the Company's common stock as reported on the OTC Bulletin Board on February 8, 2002 in accordance with Rule 457(c) under the Securities Act of 1933



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                       FASTCOMM COMMUNICATIONS CORPORATION



                                   PROSPECTUS

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                14,429,883 Shares

                       FASTCOMM COMMUNICATIONS CORPORATION

                                  COMMON STOCK


                  This Prospectus relates to 14,429,883 shares (the "Shares" or the "Offered Shares") of common stock, par value $.01 per share (the "Common Stock"), of FastComm Communications Corporation, a Virginia corporation (the "Company" or "FastComm"). The Offered Shares include Shares issued to (i) Wesley Clover Corporation upon the exercise of its warrant on December 20, 2001; (ii) shares to be issued to three former creditors of Cronus Technologies Corporation (see Selling Stockholders) in connection with settlement of two lawsuits and
(iii) shares issued to officers and private investors.

                  The selling Stockholders listed on page 11 of this prospectus are offering and selling up to 14,429,883 shares of our common stock. The selling Stockholders may offer and sell some, all or none of the common stock under this prospectus. The selling Stockholders may determine the prices at which they will sell such common stock, which may be at market prices prevailing at the time of such sale or some other price. In connection with such sales, the selling shareholders may use brokers or dealers, which may receive compensation or commission for such sales. We will not receive any of the proceeds from the sale of our common stock by the selling Stockholders.

                  Our common stock is publicly traded on the OTC Bulletin Board under the symbol "FSCX.0B". On February 8, 2002, the closing sales price for one share of our common stock on the Nasdaq Bulletin Board was $.15 per share.

                  THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF OUR COMMON STOCK FROM THE SELLING STOCKHOLDERS.

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD RELY ONLY UPON THE INFORMATION IN THIS PROSPECTUS. WE HAVE NOT, AND THE SELLING STOCKHOLDERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE SELLING STOCKHOLDERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                The date of this Prospectus is __________ , 2002

                       WHERE YOU CAN FIND MORE INFORMATION

                  We are subject to the informational requirements of the Securities Exchange Act of 1934. As required by the Securities Exchange Act, we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at regional offices of the SEC at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. In addition, we are required to file electronic versions of these documents through the SEC's Electronic Data Gathering, Analysis and Retrieval System (EDGAR). The SEC maintains a World Wide Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. The common stock is quoted on the Nasdaq OTC Bulletin Board Market. Information regarding the trading of our common stock on the Nasdaq OTC Bulletin Board Market can be obtained from Nasdaq, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878
(202) 496-2500).

                  We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities being offered by this Prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to us and the offer and sale of the securities, reference is made to the Registration Statement. Statements contained in this prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of those documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Registration Statement may be inspected without charge at the public reference facilities of the SEC at the addresses contained in the preceding paragraph and copies of all or any part thereof may be obtained form the SEC at prescribed rates.

              CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

                  The SEC allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important information to you by referring you to those documents instead of reproducing that information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the following documents:

                   1. Our Annual Report on Form 10-K for the fiscal year ended April 30, 2001, filed with the Commission on July 30, 2001 pursuant to Section 13(a) of the 1934 Act;

                   2. Our Quarterly Reports on Form 10-Q for the fiscal quarter ended July 28, 2001 and October 27, 2001, filed with the Commission on September 12, 2001 and December 11, 2001 respectively pursuant to Section 13(a) of the 1934 Act;


                   3. Our current report on Form 8-K filed with the SEC on June 12, 2001;


                   4. The description of the Company's Common Stock registered under the 1934 Act contained in the Company's Form 8-A filed with the Commission on September 8, 1988, including any amendments or reports filed for the purpose of updating such description.


                  Upon request, FastComm will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any information that was incorporated by reference in the prospectus (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the prospectus). FastComm will also provide upon request, without charge to each person to whom a copy of this prospectus has been delivered, a copy of all documents filed from time to time by FastComm with the SEC pursuant to the Securities Exchange Act of 1934. Requests for copies should be directed to:

                      FastComm Communications Corporation
                      45472 Holiday Drive, Suite 3
                      Dulles, VA 20166
                      Telephone: (703) 318-7750

                  In addition to the documents listed above, we also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of initial filing and prior to the effectiveness of the registration statement of which this prospectus is a part, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

                  You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have authorized no one to provide you with different information. The selling shareholders are not authorized to make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or the applicable prospectus supplement.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

                  Some of the statements contained in this prospectus constitute forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate" or "continue" and variations of these words or comparable words. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and situations that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. The risk factors contained in this prospectus, as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ from the expectations described or implied in our forward-looking statements.

                  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                  We undertake no obligation to release publicly any revisions to the forward -looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.


                       SUMMARY DESCRIPTION OF OUR BUSINESS

INTRODUCTION
------------

The Company designs, develops and manufactures signaling protocol conversion products that bridge the gaps that exist between incompatible communications networks, integrated access devices that serve as advanced voice/data/video/data convergence routers for enterprise and carrier users and protocol converters specifically designed for Unisys environments. FastComm also provides advanced Internet protocol (IP) and data solutions over Frame Relay as well as voice/data integrated access devices (IAD's) and data routers.

The Company's goal is to provide customers with leading edge technology and a cost-effective means of incorporating these technologies into existing or new networks. FastComm is positioning itself in the evolving converged networks with a customer base that includes domestic and international corporations, carriers, internet service providers, competitive local exchange carriers, State and Federal government agencies as well as other telecommunications manufacturers.

The Company targets business customers and designs its products for volume sales through third party resellers such as network product and service dealers, systems integrators, telephone carriers and original equipment manufacturers. These resellers form a primary distribution channel for the Company and also provide installation and maintenance support services.

The Company was incorporated as MicroTel, Inc. under the laws of the Commonwealth of Virginia in May 1983. The Company changed its name to Data Safe Incorporated in February 1984; to Electronic Vaults, Inc., in August 1984; and to FastComm Communications Corporation, in October 1987.

During the fiscal year ended April 30, 1997, the Company acquired Comstat Datacomm Corporation, ("CDC or Comstat"), a Georgia corporation engaged in the data communications business.

On March 31, 2000, the Company completed its acquisition of substantially all of the assets and certain liabilities of Cronus Technology, Inc., ("Cronus") a privately held Illinois corporation that designs, manufactures and sells signaling protocol conversion solutions to the telecommunications industry.

The Company's shares are quoted on the OTC Bulletin Board under the symbol FSCX.OB.

FASTCOMM'S SUITE OF PRODUCTS INCLUDE:

SIGNALING GATEWAY PRODUCT FAMILY
--------------------------------
The FastComm line of signaling gateways bridges the gap between incompatible communications networks, enabling seamless communication between in-band to in-band, in-band and out-of-band networks and out-of-band to out-of-band SS7, ISDN, and xGCP networks. There are 5 products in the signaling gateway product line:

o SIGNALPATH(TM) 230 (SP-230) is a 52 T1/E1 signaling gateway allowing communication between in-band and out-of-band networks or between networks supporting different out-of-band protocols. As a signaling gateway supporting multiple national SS7 and in-band variants, the SP-230 could extend the softswitch architecture to foreign markets immediately.

o SP-201 is a 4 T1/E1 variant of the SP-230.

o R2 ADAPTER is a new low cost signaling appliance designed to enable PABX and IP/PABX vendors to penetrate international markets where the need for protocol conversion is the greatest.

o TSC-100 is a 24 T1/E1 signaling gateway allowing communication between different variants of in-band signaling.

o MUX-100 is an analog to digital converter. Protocol conversion is an available option.

INTEGRATED ACCESS DEVICES (IAD'S) PRODUCT FAMILY
------------------------------------------------

Integrated Access Devices aggregate multiple traffic types (i.e. voice/fax, IP, video, etc.) onto a single access port or circuit. The FastComm IADs consist of the following two products:

o METROLAN(TM) family of IADs is ideal for remote office/branch office environments. Supports up to 3 analog voice/fax ports, Ethernet, and up to 3 physical ports with extensive IP/legacy support.

o GLOBALSTACK(TM) is a modular IAD that complements the MetroLAN(TM) for medium to large and central site environments. Supports up to 60 compressed digital voice/fax channels or 6 voice interfaces, Ethernet and a variety of serial data interfaces (i.e. V.35, X.21, V.24, T1/FT1, E1/Nx64kbps, and/or 56/64kbps CSU/DSUs).

ROUTER/FRAD PRODUCT FAMILY
--------------------------

This product family is geared toward providing data routing capability for IP and legacy communications.

o QUICK II(TM) is an integrated router, protocol converter and terminal server all in one easy to manage compact chassis, for attaching Unisys Poll Select devices into IP networks.

o MONOFRAD(TM) is a data router supporting a Network and a single User port.

o RINGFRAD(TM) is a data router supporting a Token Ring, a Network port and up to 4 User ports. oWEBrouter(TM) is a compact, low cost Internet/Intranet router supporting Ethernet and a single Network port.

o ETHERFRAD(TM) is a family of integrated IP and legacy data routers supporting Ethernet, a Network port and up to 5 User ports.

SIGNALPATH 230

The SignalPath 230 (SP 230) is an advanced signaling protocol converter designed to solve signaling compatibility problems that exist between communications networks. Different types of communications protocols, both in-band and out-of-band, exist globally making communications between such networks impossible. The SP 230 breaks down the communications barriers presented by these different protocols and enables a seamless flow of signaling information across any network. The SP 230 can interface with switches and gateways provided by Cisco, Lucent, Nortel, Siemens, Ericsson, Alcatel and others. As a signaling gateway supporting multiple national SS7 and in-band variants, the SP-230 could extend the softswitch architecture to foreign markets immediately.

In May, 2001, FastComm announced the SignalPath Release 7 software which significantly increases performance and system availability in its SignalPath Signaling Gateway product line. Release 7 has more capacity and supports higher calling volumes which in turn means more revenues for carriers who use the Signaling Gateway product in their networks. This release lays the foundation for future products aimed at supporting large capacity switch vendors who are looking to replace entirely the circuit-switch technology used by incumbent telecom providers with packet network technologies.

R2 ADAPTER

In June 2001, the Company introduced the R2 Adapter, a small low cost signaling appliance designed for PABX and IP/PABX vendors, small carriers and specific application providers (such as video conferencing) who want to quickly penetrate international markets where signaling conversion is required. Using existing FastComm technology, the R2 Adapter is equipped to handle multiple country-specific R2 variants that are deployed throughout the world. The R2 Adapter architecture positions the product for future Internet Protocol (IP), R2 to ISDN signaling conversion and IP based PABX applications.

METROLAN

The MetroLAN router combines analog voice from switches, PBXs, key systems, telephones, and the public telephone network with LAN/legacy data & multimedia and transports it over switched or dedicated digital networks. MetroLAN satisfies the needs of small office/branch offices that require optimum phone line performance. With FastComm's routing software, three analog voice ports, two data equipment serial interfaces and an Ethernet port, the MetroLAN is the perfect solution for voice/fax/data and video applications. The MetroLAN is compliant with FRF.11, supporting voice compression (with silence suppression) which allows up to 3 compressed voice channels to be transported in less than 30Kbps. Bandwidth is dynamically allocated between voice/video/data so that LAN traffic may continually adapt to fill the unused bandwidth.

i) GLOBALSTACK

The GlobalStack-EX voice/fax/data/video router combines digital and analog voice from switches, PBXs, key systems, and remote telephones with LAN/legacy data and transports it over switched or dedicated digital networks. With digital T1, E1, ISDN BRI and PRI interfaces, frame relay interfaces for data equipment, an Ethernet port, and FastComm's routing software, the GlobalStack-EX is the perfect solution for integrating voice/fax/data and multimedia throughout the enterprise network. The GlobalStack-EX satisfies large regional and central site office and POP locations where a confluence of communication mediums converge. The GlobalStack-EX is compliant with FRF.11, supporting voice compression (with silence suppression) and allows up to 30 voice channels to be transported in less than 300Kbps. Bandwidth is dynamically allocated between voice/video/data so that LAN traffic may continually adapt to fill the unused bandwidth.

ii)  QUICK PRODUCT LINE

The Quick II targets Unisys A and C-series mainframe customers who have been using legacy CP2000 equipment. Unisys sells and supports the Quick II to customers who require cost-effective network solutions for communication between legacy mainframe, peripheral and LAN applications. FastComm supports over 100 protocol variations which legacy equipment users depend on for seamless operations.


NEW PRODUCT DEVELOPMENT
-----------------------

The Company invests heavily in research and development and expects such investment to continue.

Recorded expenses for research and development have been as follows:

         Fiscal year 2001          $5,684,000                 51% of revenue
         Fiscal year 2000          $2,966,000                 46% of revenue
         Fiscal year 1999          $2,388,000                 51% of revenue

The Company's ability to anticipate changes in technology, industry standards and communications service provider offerings, and its ability to develop and introduce new and enhanced products on a timely basis that are successful in the market will be a significant factor in the Company's competitive position and in its prospects for growth. Management believes that the future success of the Company depends on its ability to continue to enhance its products, improve product performance and functionality and to develop new products that address emerging markets. Management believes that significant expenditures for research and development will continue to be required.

To bring a product to market quickly, any design may be done entirely internally, externally, jointly with another firm, or from licensed technology. Larger companies, with greater engineering resources and more internal expertise, may be able to develop a larger portion of their products without outside technology. Elimination of licensing fees or royalties could provide them a cost advantage.

Research and development project schedules for high technology products are inherently difficult to predict, and there can be no assurance that the Company will achieve its expected initial shipment dates of products in development. The timely availability of new and enhanced products is critical to the success of the Company. Delays in availability of these new products, or lack of market acceptance of such products, could adversely affect the Company.

SIGNALING OPPORTUNITIES

In May 2001, FastComm announced the SignalPath Release 7 software, which increases performance and system availability in its SignalPath Signaling Gateway product line. Release 7 software has more capacity and supports higher calling volumes, which in turn means more revenues for carriers who use the Signaling Gateway product in their networks. This release lays the foundation for future products aimed at supporting large capacity switch vendors who are looking to replace entirely the circuit-switch technology used by incumbent telecom providers with packet networks. The potential market for such products is quite large, and worldwide revenues are expected to expand from approximately $700 million in 2001 to $7 billion in 2004 according to market research estimates.

The competitive environment that exists in the telecommunications marketplace today dictates that the telecommunications carriers and Internet Service Providers must seek additional revenue sources. Voice over Internet protocol
(VoIP) offers unparalleled scalability, flexibility and economy. For this reason, telecommunications carriers are reselling carrier grand IP telephony services purchased from business to business outsource providers. A problem exists in that the VoIP vendors are often limited in terms of supporting traditional signaling protocols. The Company's SignalPath 230 Signaling Gateway networks that employ protocols not directly supported by the VoIP network. Worldwide, VoIP networks carried less than 1% of the number of calls made during calendar year 2000, however it has been estimated that 40% of large corporations have some sort of VoIP testing underway. Based on this market data, the Company believes that VoIP will continue to offer revenue opportunities in the future.

PABX OPPORTUNITIES

In June 2001, the Company introduced the R2 Adapter, a small low cost signaling appliance designed to enable PABX vendors to penetrate international markets where signaling conversion is required. Next generation IP based PABX's are software driven and far more flexible and cheaper to administer than traditional PABX's. According to an independent research report, the market for the IP based PABX's is significant and is expected to grow from $200 million today to $4 billion over the next four years. Currently, some PABX vendors, due to signaling incompatibilities, cannot sell IP based PABX's in parts of the world that employ an R2 signaling variant. The R2 Adapter resolves this incompatibility issue and opens large marketplaces that deploy R2, such as Latin America, the Middle East, Africa and parts of Southeast Asia, to these vendors. The IP/PABX vendors will generally sell one R2 Adapter for every IP based PABX sold. There is a very limited number of suppliers with competing products in the marketplace and accordingly, the Company anticipates future revenue from this product.


                              CERTAIN RISK FACTORS

                  Before you invest in shares of our common stock, you should be aware that there are various risks involved in an investment, including those described below. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus and the information incorporated in this prospectus by reference, before you decide to invest in shares of our common stock. In addition, this Prospectus and the documents incorporated herein by reference contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements, which are often identified by words such as "believes", "anticipates", "expects", "estimates", "should", "may", "will", and "similar" expressions, represent the Company's expectations or beliefs concerning future events. Numerous assumptions, risks and uncertainties, including the factors set forth below, could cause actual results to differ materially from the results discussed in the forward looking statements.

LACK OF LIQUIDITY

THE COMPANY CONTINUES TO EXPERIENCE SEVERE CASH FLOW PROBLEMS RESULTING FROM REDUCED SALES, SLOW COLLECTIONS AND ECONOMIC RECESSION. FURTHER, THE COMPANY'S INDEPENDENT AUDITORS HAVE INCLUDED A PARAGRAPH IN THEIR OPINION WHICH INDICATES THAT, BASED ON RECENT OPERATING LOSSES, ALONG WITH EXISTING WORKING CAPITAL AND ACCUMULATED DEFICITS, THERE IS SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN.

WE HAVE A HISTORY OF LOSSES AND MAY EXPERIENCE FUTURE LOSSES

We have incurred net losses of $12,815,000, $6,817,000.00 and $5,550,000. for the years ended April 30, 2001, 2000 and 1999, respectively. We incurred a loss of $2,046,000 for the fiscal quarter ended July 30, 2001 and a $7,998,000 loss for the quarter ended October 27, 2001. These losses are primarily attributable to sales levels insufficient to meet the costs associated with the development and marketing of new products in an emerging technology and to litigation costs and costs associated with the Chapter 11 Bankruptcy described below. The loss for the fiscal quarter ended October 27, 2001 included write down of good will. Sales levels have been negatively impacted due to the broad based decline in demand for telecommunications equipment. There can be no assurance that the Company will generate sufficient revenues to meet expenses or to operate profitably in the future. These losses present a significant risk to our Stockholders. If we cannot achieve profitability or positive cash flows from operating activities, we may be unable to meet our working capital and other payment obligations, which would have a material adverse effect on our business, financial condition and results of operation and the price of our common stock. In addition, if we cannot return to sustained profitability we will be forced to sell all or part of our business, liquidate or seek to reorganize.

WE ARE ENGAGED IN A HIGHLY COMPETITIVE BUSINESS.

The market for networking systems is extremely competitive. In most of the markets in which we compete our competitors are more established, benefit from greater market recognition and have greater financial, technological, production and marketing resources than we do. Competition could become even more intense if new companies enter the market or if our existing competitors expand their product lines. We compete on the basis of product features and capabilities, performance and price. An increase in competition could have an adverse effect on our operating results, both in terms of lost market share and revenues and required investments in research and development and sales and marketing in order to remain competitive. There can be no assurance that we will be able to make technological advances or that we will have sufficient resources to fund the necessary research and development, marketing and sales efforts that will enable us to profitably compete in our markets.

WE RELY ON A LIMITED NUMBER OF KEY EMPLOYEES; EFFECT OF RESTRUCTURING AND BANKRUPTCY.

Our success depends to a significant degree upon the continued contributions of our management, marketing, engineering and technical personnel, many of whom would be difficult to replace. There is intense competition for qualified personnel in our industry, and there can be no assurance that we will be able to attract and retain the qualified personnel necessary for the development of our business. Loss of the services of any of our key employees would be detrimental to our development. We do not have "key man" life insurance on any of our officers or directors. The Company commenced a broad restructuring aimed at achieving profitability and positive cash flow in its fiscal year 2002 by reducing costs and focusing on market opportunities, which offer the greatest revenue potential.

The Company has reduced its headcount from 103 to 50 fulltime employees and consolidated its two Virginia facilities into one. As a result of these and other cost saving activities, operating expenses have declined by more the $1 million per quarter. One-time charges for these restructuring activities were reflected in the Company's operating results for its fourth fiscal quarter for the year ended April 30, 2001.

The Company will require additional funding to meet future working capital needs and research and development expenses. It is anticipated that such funding will be generated by way of additional placements of convertible debt or equity, through investments made by strategic partners and through the exercise of in the money common stock warrants and options. The Company can give no assurance as to whether it will be able to conclude such financing arrangements, or that, if concluded, they will be on terms favorable to the Company.

The Company has yet to achieve profitability or positive cash flow. There can be no assurance that the required increased sales and improved operating efficiencies necessary to return to profitability will materialize. As part of a program to retain its employees, the Company adopted a program to re-price the options of its current employees. The Company also re-priced the options issued to its board of directors and to its chairman of the board. Under the program, the exercise price of current stock options was changed to $0.22 per share.

On June 2, 1998, the Company filed a voluntary petition for reorganization under Chapter 11 of the Federal bankruptcy laws in the United States Bankruptcy Court for the Eastern District of Virginia. As a direct result of this filing, the Company has suffered the loss of certain key employees. To date, the Company has been able to refill some of these positions. At this time, the Company is unable to predict the long-term effect this filing will have on its ability to attract and retain key employees.

WE MUST BE ABLE TO ADAPT TO CHANGES IN PROTOCOL AND OTHER TECHNOLOGY.

New Data Protocols may be developed that could displace the protocols currently supported in Company products, requiring additional software development to sustain the viability of those products. An announcement of such new protocols could have a negative effect on sales of older designs, as users hesitate to install equipment based on existing designs until they have evaluated the new ones. There can be no assurance that the Company would have the necessary resources, particularly the knowledgeable employees, to implement new protocols in a timely manner. Such failure to develop adequate products in response to new technology could adversely affect the Company's profitability. Asynchronous Transfer Mode (ATM) is a new technology for transmitting digital information, including voice and data, over a public or private network. Telephone companies and other operators of public network are deploying ATM in their backbone segments. If the ATM technology becomes much less expensive, ATM services could become economically more attractive than frame relay services that currently are involved in the bulk of the Company's business. If ATM were to become more popular than frame replay, the Company would need to develop new products, retrain its employees, and educate its sales and distribution channel partners. There can be no assurance that the Company will have the resources necessary to develop appropriate products in a timely manner.

WE MUST INTRODUCE NEW PRODUCTS TO COMPETE.

The Company's future revenue is dependent on its ability to successfully develop, manufacture and market products. In this regard, future growth is dependent on the Company's ability to timely and successfully develop and introduce new products, establish new distribution channels, develop affiliations with leading market participants which facilitate product development and distribution, and market existing and new products with service providers, resellers, channel partners, and others. The introduction of new or enhanced products requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. In addition, as the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule. There can be no assurance that the Company will successfully manage the transition to new products or that the Company's research and development efforts will result in commercially successful new technology and products in the future.

WE WILL NEED TO SEEK ADDITIONAL CAPITAL TO FULFILL OUR BUSINESS PLAN.

At October 27, 2001, the Company had a cash balance of $2,326. During the current fiscal quarter, working capital deficit increased from $820,000 at July 28, 2001 to $2.3 million at October 27, 2001. At October 27, 2001, the Company had a current ratio (current asset - current liabilities) of 0.56 to one.

As of the date of this prospectus, the Company has approximately $58,000 in cash and $200,000 in accounts receivable. The Company is in various stages of negotiation with several large potential customers as well as potential sources of financing. The Company can offer no assurance as to the outcome of these negotiations.

MAY PRIVATE PLACEMENT

In May 2001, the Company raised $3,000,000 through the sale of a 10% senior secured convertible debenture ("Debenture") to Wesley Clover Corporation. All or any portion of this Debenture may be converted into shares of common stock of the Company by dividing the aggregate principle amount converted together with all accrued but unpaid interest to the date of conversion by $0.446. The entire debenture plus accrued interest is due and payable in a single installment on June 8, 2006, unless sooner accelerated or converted into shares of common stock of the Company. In connection with this investment, the Company also issued warrants entitling Wesley Clover to purchase 3,363,229 shares of common stock of the Company for $0.5575 per share. The warrants expire on June 8, 2006 and may be called for redemption, by the Company, at such time as the bid price of the Company's shares of common stock remains above $1.12 for 30 consecutive trading days. On December 20, 2001 Wesley Clover exercised its warrant at a reduced exercise price of $.22 per share. Wesley Clover purchased 3,363,229 shares for an aggregate exercise price of $739,910.

The Company valued the warrant component of this investment at $525,546 using the Black-Scholes valuation model, and accordingly, recorded this amount as a discount. This discount will be amortized into interest expense over the five-year life of the warrants. Amortization charges to interest expense of $26,277 have been recorded in the current fiscal quarter. On a fiscal year to date basis, such charges total $43,795. [update to reflect Wesley Clover Warrant exercise].

UNEXERCISED WARRANTS

When and if exercised, the unexercised warrants associated with this offering and other prior offerings and agreements would generate a maximum of $11,135,000 in additional cash for the Company. The Company can give no assurance as to whether any warrants will be exercised, nor to the amount of cash that will be generated, if any of these securities are exercised.

ACCOUNTS RECEIVABLE FINANCING AGREEMENT

On February 6, 2001, the company entered into an accounts receivable financing agreement with Alliance Financial Capital, Inc. Under the terms and conditions of this agreement, the company can borrow up to the lesser of $3,000,000 or 85% of eligible accounts receivable, as defined in the agreement. The accounts receivable financing agreement bears interest at prime rate plus 1.0% plus an additional 1.5% per invoice funded. The term of this agreement is for twelve months with a minimum average daily account balance of $750,000.

The Company will require additional funding to meet future expansion and research and development expenses. It is anticipated that such funding will be generated by way of additional placements of equity, through research and development arrangements funded by third parties, by investments by strategic partners and through the exercise of in the money common stock warrants and options. The Company can give no assurance as to whether it will be able to conclude such financing arrangements, or that, if concluded, they will be on terms favorable to the Company.

The Company's ability to make future capital expenditures and fund the development and launch of new products, are dependent on existing cash and demands on cash to support inventory for the Company's products and the Company's return to profitability. The timing and amount of the Company's future capital requirements can not be accurately predicted, nor can there be any assurance that debt or equity financing, if required, can be obtained on acceptable terms. There can be no assurance that the company will have cash available in the amounts and at the times needed.

SOME COMPONENTS OF OUR PRODUCTS ARE AVAILABLE TO US ONLY FROM A LIMITED NUMBER OF SUPPLIERS.

Certain components used in our products are currently available from only one source and other of the components are available from only a limited number of suppliers. Although we have generally been able to obtain adequate supplies of components to date, our inability to develop alternative sources if and as required in the future, or to obtain sufficient sole source or limited source components as required, could result in delays or reductions in product shipments. Certain products that are or may in the future be marketed with or incorporated into our products are supplied by or under development by third parties. These third parties may be the sole suppliers of such products. While the Company believes there are a number of suitable manufacturers, there can be no assurance that current or alternative sources will be able to supply all of our demands on a timely basis. Also, an unanticipated interruption in supply could have a short-term effect on our business. It will not be economically practical for the Company to develop its own manufacturing capacity in the foreseeable future.

WE ARE DEPENDENT ON PATENTS AND PROPERTY RIGHTS TO PROTECT OUR POSITION IN THE INDUSTRY.

The Company's success depends in part upon its technological expertise and proprietary product designs. The Company relies upon its trade secret protection efforts and, to a lesser extent, upon patents and copyrights to protect its proprietary technologies. There can be no assurance that these steps will be adequate to deter misappropriation or infringement of its proprietary technologies or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Further, given the rapid evolution of technology and uncertainties in intellectual property law, there can be no assurance that the Company's current or future products will not be determined to infringe proprietary rights of others. Should the Company be sued for patent infringement, there can be no assurance that the Company will prevail, or, if required by such litigation, that it will be able to obtain the requisite licenses or rights to use such technology on commercially reasonable terms. In addition, any litigation, regardless of the outcome, could result in substantial costs to the Company.

WE COULD BE AFFECTED BY GOVERNMENTAL RESTRAINTS OR CHANGES IN GOVERNMENTAL
POLICY.

The Company's products are subject to regulation by the Federal Communications Commission (the "FCC"), and each of the Company's products must typically be tested before it can be introduced into the market. Any inability of the Company's products to conform to FCC regulations or any failure of the Company's products to meet FCC testing requirements could delay the introduction of the Company's products into the market, impact the Company's relationships with its OEMs and otherwise adversely affect the Company. Foreign authorities often establish telecommunications standards different from those in the United States, making it difficult and more time-consuming to obtain the required regulatory approvals. Any significant delay in obtaining such regulatory approvals could have an adverse effect on the Company's operating results. Furthermore, changes in such laws, regulations, policies or requirements could affect the demand for the Company's products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on the Company's future operating results.

OUR OUTSTANDING SHARES MAY BE DILUTED.

A substantial number of shares of Common Stock are or will be issuable by the Company upon the exercise of warrants and options which the Company has issued, which could result in dilution to a Shareholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock.

On February 8, 2002, there were issued and outstanding a total of 33,536,534 shares of Common Stock. If all convertible debentures, warrants and stock options which the Company has issued were deemed converted and exercised, as the case may be, as of that date, there would be issuable approximately 65,515,000 additional shares of Common Stock. The sale or availability for sale of a significant number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. The availability to the Company of additional equity financing, and the terms of any such financing, may also be adversely affected by the foregoing. The Company currently has 50,000,000 authorized shares. If all outstanding options and warrants are exercised, the Company may not have sufficient authorized shares to cover such issuances, in which case it will be forced to seek to increase its shares or otherwise recapitalize its outstanding shares.

OUR BUSINESS IS SUBJECT TO POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS AND WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY.

A significant portion of the Company's sales are derived from products shipped against firm purchase orders received in each fiscal quarter and from products shipped against firm purchase orders released in that quarter. Unforeseen delays in product deliveries or the closing of sales, introduction of new products by the Company or its competitors, fluctuations in customer capital expenditures or other conditions affecting the networking industry or the economy during any fiscal quarter could cause quarterly revenue and net earnings to vary greatly. Further, the Company schedules some production of its products and budgets expenses based on forecasts of sales, which are difficult to predict. The Company's manufacturing procedures are designed to assure rapid response to customer demand, but may, in certain circumstances, create risk of excess or inadequate inventory if orders do not match forecast. Moreover, shortages or delays in the supply of manufacturing components at shipments at acceptable prices could adversely affect the Company's ability to meet scheduled product shipments in any particular quarter, which could materially affect the Company's operating results. Because a substantial portion of customer orders are filled within the fiscal quarter of receipt, and because of the ability of customers to revise or cancel orders and change delivery schedules without significant penalty, quarter to quarter revenues and, to a greater degree, net earnings, may be subject to greater variability and less predictability.

WE MUST RESPOND QUICKLY TO TECHNOLOGICAL CHANGES.

The markets for the Company's products are characterized by continuous technological change, evolving industry standards and frequent product introductions. Such changes in the market may adversely affect the Company's ability to sell its products. The Company's ability to anticipate changes in technology, industry standards and to develop and introduce new and enhanced products on a timely basis that are successful in the market, will be significant factors in the Company's competitive position and its prospects for growth. Moreover, if technologies or standards supported by the Company's products or carrier service offerings based on the Company's products become obsolete or fail to gain widespread commercial acceptance, the Company's business may be adversely affected. As a result, Management believes that significant expenditures for research and development will be required in the future. Research and development project schedules for high technology products are inherently difficult to predict and there can be no assurance that the Company will achieve its expected initial shipment dates for products in development. Because timely availability of new and enhanced products is critical to the success of the Company, delays in availability of these products, or lack of market acceptance of such products, could adversely affect the Company.

OUR STOCK PRICE MAY BE SUBJECT TO SIGNIFICANT VOLATILITY.

               The market for technology stocks has been and will likely continue to be extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly:

     -        loss of any of our major customers;
     -        changes in the financial condition of any of our major customers;
     -        the addition or departure of key personnel;
     -        variations in our quarterly operating results;
     - announcements by us or our competitors of significant contracts, new products or product enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;
     -        changes in financial estimates by securities analysts;
     - sales of common stock or other securities by us or by our Stockholders in the future
     - release and sale of shares of common stock currently held in escrow;
     - any acquisitions, distribution partnerships, joint ventures or capital commitments;
     -        the impact of recessions in economies outside the United States;
              and
     - unexpected changes in regulatory requirements and currency exchange rates.

SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IN THE FUTURE COULD CAUSE OUR STOCK PRICE TO FALL

               Some Stockholders who acquired shares in connection with our acquisition of Cronus and settlement of related lawsuits may hold a substantial number of shares of our common stock that have not yet been sold in the public market. Further, additional shares may become available for sale upon the conversion or redemption of outstanding convertible subordinated notes and issuance of shares to former creditors of Cronus (see "Selling Stockholders"). Sales of a substantial number of shares of our Common Stock within a short period of time in the future could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional debt or stock.

INSIDERS OWN A SUBSTANTIAL NUMBER OF OUR SHARES AND COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING A CHANGE OF CONTROL

               As of February 8, 2002 our executive officers, directors and entities affiliated with them beneficially owned, in the aggregate, approximately 15% of our outstanding Common Stock. These Stockholders, if acting together, would be able to influence significantly all matters required approval by our Stockholders, including the election of directors and the approval of mergers or other business combination transactions.

PROVISIONS OF OUR CHARTER DOCUMENTS AND VIRGINIA LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE OF CONTROL.

               Provisions of our amended and restated certificate of incorporation, amended and restated by-laws and Virginia law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our Stockholders.

OTHER FACTORS AND EVENTS OF SEPTEMBER 11, 2001

The Company further cautions that the factors referred to above and those referred to as part of particular forward looking statements may not be exhaustive, and that new risk factors emerge from time to time in its rapidly changing business. Further, the Company's independent auditors have included a paragraph in their opinion which indicates that, based on recent operating losses, along with existing working capital and accumulated deficits, there is substantial doubt about the Company's ability to continue as a going concern. The Company does not undertake to update any forward looking statements it may make or has made on its behalf to reflect changes it its expectations or assumptions or the risks and uncertainties referred to. Operating results were impacted in the days and weeks immediately after the tragic events of September 11, 2001. The events of September 11, 2001 resulted in delayed buying decisions and changes to capital spending plans of may of our customers. We hope that this phenomenon is short-term and most of the business affected was not necessarily lost but deferred. Coupled with the general economic slow-down, there can be no assurance of this, however.


                                 USE OF PROCEEDS

                  We will not receive any proceeds from the sale of the Offered Shares by the selling Stockholders. If Warrants held by certain of the selling Stockholders are exercised, we may receive up to $11,135,000 reflecting the total exercise price of the Warrants (See "Warrant Repricing"). If any or all of these warrants held by the Selling Stockholders are exercised, we intend to use the net proceeds for general corporate purposes and for working capital.

                              SELLING STOCKHOLDERS

                  We are registering the shares in order to permit the selling Stockholders to offer these shares for resale from time to time. Except for the ownership of Shares, these selling Stockholders have not had any material relationship with us within the past three years. The shares being offered were issued to the selling Stockholders in connection with the settlement of litigation related to the acquisition of Cronus (the "Settlement") in a private placement of convertible debentures in May 2001 to Wesley Clover Corporation, and to certain officers and private investors in private placements.

                  The table set forth below includes certain information regarding the beneficial ownership of our common stock by each of the selling Stockholders as of February 8, 2002 [see footnote 1] and after the offering. The information provided in the table below assumes that each selling stockholder will sell all of such stockholder's FastComm common stock being registered hereby. Our registration of the shares of common stock covered by this prospectus does not necessarily mean that the selling Stockholders will sell all or any of the shares. None of the selling Stockholders has, or within the past three years has had, any position or other material relationship with FastComm or any of its predecessors or affiliates. Because the selling Stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of their shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling Stockholders after this offering. In addition, the selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they last provided to FastComm any information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt form the registration requirements of the Securities Act of 1933.

=============================================================================================================
                                                                                        Common Shares
                                    Number of Shares                                Owned After Offering
                                 Beneficially Owned (1)     Common Shares                     Percentage of
Name of Selling Stockholder        Prior to Offering        Offered Hereby        Number       Outstanding
---------------------------        ------------------       --------------        ------       -----------
------------------------------- ----------------------- ---------------------- ------------------------------
CTI Liquidating Trust (2)             1,125,000               1,125,000              - 0 -           - 0 -
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Richard Abrahams Trust (3)            3,300,000               3,300,000              - 0 -           - 0 -
-------------------------------------------------------------------------------------------------------------
Wesley Clover Corporation (4)         3,363,229               3,363,229              - 0 -           - 0 -
-------------------------------------------------------------------------------------------------------------
Joseph C. Koch                           54,033                  54,033              - 0 -           - 0 -
-------------------------------------------------------------------------------------------------------------
George Pardonnet                         54,033                  54,033              - 0 -           - 0 -
-------------------------------------------------------------------------------------------------------------
Plymouth Market Group                    56,452                  56,452              - 0 -           - 0 -
-------------------------------------------------------------------------------------------------------------
Peter C. Madsen (5)                   2,898,510                 100,000          2,898,510           8.4
-------------------------------------------------------------------------------------------------------------
Mark H. Rafferty (6)                    583,976                  45,000            583,976           1.7
-------------------------------------------------------------------------------------------------------------
Gordon Turner                            53,500                  18,500            153,500           ---
-------------------------------------------------------------------------------------------------------------
Michael Harmon                           88,636                  13,636             88,636           ---
-------------------------------------------------------------------------------------------------------------
Robert Bellick (7)                       52,945               3,300,000              - 0 -           - 0 -
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Chris L. Gust (7)                        52,945               3,300,000              - 0 -           - 0 -
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(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes (1) any securities that are or will become exercisable within the next sixty days, and (2) consideration of voting or investment power with respect to the securities at issue. Information with respect to beneficial ownership is based upon information as of February 8, 2002, and assumes that there is outstanding an aggregate of 33,530,534 shares of common stock, not including treasury shares. Except as otherwise indicated in the footnotes below, and subject to community property laws where applicable, we believe, based upon information furnished by selling Stockholders, that the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) On March 31, 2000, the Company acquired substantially all of the assets and assumed certain liabilities of Cronus Technology Inc. ("Cronus") for approximately $9,300,000 of the purchase price was funded through the issuance of 3,700,000 shares of the Company's common stock and approximately $300,000 was paid in cash. Cronus manufactures and sells telecommunications equipment and provides consulting services for satellite telecommunications planning. The purchase and debt assumption agreements related to the Cronus acquisition obligated the Company to issue up to 1,125,000 additional common shares if the fair value of its common stock has not reached $7.30 per share prior to the one-year anniversary date of these agreements. These shares were issued to CTI Telecom Inc. in ______, 2000. In addition to the foregoing adjustment, the acquisition agreement provided for the adjustment of the purchase price based upon an audit of Cronus as at December 31, 1999. This audit resulted in a downward adjustment of net worth and a corresponding reduction of shares due the former Cronus shareholders by 812,460 shares. An additional 555,000 shares were placed in escrow pending resolution of any post-closing claims by the Company against Cronus which total $___________________.

(3) Represents shares to be issued to this trust in settlement of indebtedness of Cronus owed to the Trust plus accrued interest to March 31, 2000. The settlement agreement between the Company and the Trust provides for the possible issuance of additional shares, based upon a calculation of the price per share of the Company's common stock prior to the effective date of this Registration Statement. If there is a change in the number of shares, the Company will amend this Registration Statement by pre-effective amendment. As part of the Settlement, the trust has agreed to enter into an arrangement with one or more broker allowing for the orderly sale of these shares.

(4) In May 2001, the Company raised $3,000,000 through the sale of a 10% senior secured convertible debenture to Wesley Clover Corporation. All or any portion of this Debenture may be converted into shares of common stock of the Company by dividing the aggregate principle amount converted together with all accrued but unpaid interest to the date of conversion by $0.446. The entire debenture plus accrued interest is due and payable in a single installment on June 8, 2006, unless sooner accelerated or converted into shares of common stock. In connection with this investment, the Company also issued warrants entitling Wesley Clover to purchase 3,363,229 shares of common stock of the Company for $0.5575 per share. The warrants expire on June 8, 2006 and may be called for redemption, by the Company, at such time as the bid price of the Company's shares of common stock remains above $1.12 for 30 (thirty) consecutive trading days.
     On December 11, 2001, the Company's Board of Directors approved the temporary re-pricing of all outstanding warrants to purchase shares of common stock of the Company. For a limited period of time, warrant holders were given the opportunity to convert their warrants into common stock at an exercise price of $0.22 per share. On December 21, 2001, Wesley Clover converted all of its 3,363,229 warrants into common shares of the Company. Wesley Clover is 100% owned by Terence Matthews who may be deemed to have shared investment power and shared dispositive power with respect to the Shares owned by or issuable to Wesley Clover.

(5) Gives effect to 1,005,000 options owned by Mr. Madsen exercisable within 60 days.

(6) Gives effect to 525,556 options owned by Mr. Rafferty exercisable within 60 days.

(7) In January 2001 Messrs Gust and Bellick commenced an action in Cook County Circuit Court, Chicago Illinois, seeking damages and other relief against the Company, Cronus and others. The Company settled all claims of Messrs Gust & Bellick on November 30, 2001. In connection with the settlement, the Company agreed to issue and register a stated dollar value of shares to be calculated prior to the effective date of this registration statement (the "Effective Date"). The amount of shares registered hereby are estimated, and the number of shares to be and issued and registered may increase or decrease prior to the effective date of the Registration Statement. If there is a change in the number of shares, the Company will amend this Registration Statement by pre-effective amendment. Messrs Gust and Bellick have agreed, as part of the Settlement, to enter into arrangements with one or more brokers , allowing for the orderly sale of these shares.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, of which 33,536,534 shares were outstanding at February 8, 2002, fully paid and non-assessable prior to this offering. There were 4,655,631 options outstanding under the Company's Stock Option Plan as at that date.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record in the election of directors and with respect to all other matters to be voted on by Stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50 percent of such shares voting for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of FastComm Communications Corporation, the holders of common stock of liquidation, dissolution or winding up of FastComm Communications, the holders of common stock are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. All of the shares of common stock currently outstanding are duly authorized, validly issued, fully paid and non-assessable.

WARRANTS AND DEBENTURES

         In connection with its reorganization under Chapter 11 of the Federal Bankruptcy Act, the Company issued debentures, totaling $2,490,357 issued to unsecured creditors. The debentures are convertible into common stock of the Company between the first and fourth anniversary of the effective date of the Plan. The debentures are convertible at the average of the closing price of the Company's common stock for the ten consecutive trading days ending on the trading day immediately prior to conversion. The debentures bear interest at 7.5%, payable in common stock of the Company. If not converted sooner, all debentures must be converted to common stock by April 2003. The Company has the right, at anytime, to redeem for cash at par value all of the outstanding debentures plus any accrued interest. Each debenture holder had the additional right to surrender the entire debenture to the Company on April 12, 2000 and receive cash equal to 15% of the holder's original allowed claim plus interest. As at February 8, 2002 there were $732,643 debentures remaining outstanding.

         There are currently outstanding 5,148,203 warrants to purchase common stock. Each warrant entitles the registered holder to purchase one share of our common stock, $.01 par value, at exercise prices ranging from $0.52 to $7.30 per share, exercisable at various times until February 27,2006.

         In January 2000 the Company issued warrants to purchase 200,000 shares of its common stock to Kaufman Bros, LLP, an investment banking firm. These warrants are exercisable at a price of $7.50 per share for a period of three years and contain standard anti-dilution and other provisions.

         On September 8, 2000, the Company completed a Private Placement of $3,500,000 of its securities with a group of accredited investors represented by Zanett Securities Corporation ("Zanett") New York, New York, acting as Placement Agent. The offering consisted of 3,500 Units, each Unit consisting of (i) a Prepaid Common Stock Purchase Warrant, (the "Prepaid Warrants"), which entitles the holder thereof to acquire such number of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as is equal to One Thousand Dollars ($1,000) divided by the Exercise Price set forth in the Prepaid Warrants, and (ii) an additional warrant, to acquire shares of Common Stock (the "Incentive Warrants"). In addition, the Company granted to the Purchasers, an option to purchase an additional 3,500 Units on the same terms and conditions and with such changes as are stated herein exercisable during the period starting on February 1, 2001 and ending on November 1, 2001 (the "Option"). The shares of Common Stock issuable upon exercise of or otherwise pursuant to the Prepaid Warrants and the Incentive Warrants are referred to herein as the "Warrant Shares." The Prepaid Warrants, the Incentive Warrants and the Warrant Shares are collectively referred to herein as the "Securities" and each of them may individually be referred to herein as a "Security."

         Contemporaneous with the execution and delivery of the Securities Agreement, the parties entered into a Registration Rights Agreement, pursuant to which the Company agreed to provide certain registration rights to the owners of the Warrant Shares and the Placement Warrants under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

         The Exercise Price of the Prepaid Warrants equals the lower of the Fixed Exercise Price and the Variable Exercise Price, each in effect as of such date and subject to adjustment as provided in the Warrant. The "Fixed Exercise Price" means $2.00 and shall be subject to adjustment as provided in the Warrant. The "Variable Exercise Price" means, as of any date of determination, the average of the lowest five (5) Closing Bid Prices for the ten (10) consecutive trading day period ending on the trading day immediately preceding the date of determination, provided, however, in no event shall the Variable Exercise Price exceed the Closing Bid Price on the date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such ten (10) day period), and shall be subject to adjustment as provided herein.

         Each Incentive Stock Purchase Warrant allows the holder thereof to purchase up to 875,000 shares of the Company's Common Stock at an exercise price of $2.50 per share. The Incentive Warrants are exercisable for a period of five years and carry with them other customary terms and conditions including anti-dilution protection.

         Zanett acted as Placement Agent for the offering and received a Placement Agent fee equal to ten percent (10%) of the purchase price of the sale of Units and Warrants to purchase up to 437,500 shares of the Company's Common Stock for an exercise price of $2.50 per share. The Warrants are exercisable for a period of five years. In addition, Zanett was reimbursed certain costs and expenses of the offering.

         On May 22, 2001, the Company completed a sale of $3,000,000 of its Convertible Subordinated Secured Debentures (the "Purchaser") to Wesley Clover Corporation. The sale was made pursuant to a Debenture Purchase and Security Agreement, also dated as of May 22, 2001 (the "Debenture Purchase Agreement").

         The principal and accrued interest of the Debentures are convertible, at any time into fully paid and non assessable shares of the Company's common stock at a conversion price of $.446 per share, subject to adjustment in the event of a stock dividend, stock split, combination, reclassification or other similar event. Principal disbursements of the debenture are to be made in three tranches. The debentures bear interest at the rate of ten percent (10%) per annum. The obligations of the Company under Debentures are secured by a security interest in the assets of the Company, which is expressly prior and subordinate to the prior payment in full of all Senior Indebtedness of the Company. Senior Indebtedness is defined to mean the principal of and premium if any, and interest on all indebtedness of the Company under the existing financing agreement with Alliance Financial Capital Corporation and its successors and assigns and any other indebtedness of the Company, which the Company and the Purchaser specifically agree in writing, shall constitute Senior Indebtedness.

         In connection with the sale of the Debentures, the Purchaser was granted the right, but not the obligation to designate one member to the Company's board of directors, who shall also be nominated to chair the Audit committee. In addition, the Purchaser was issued a warrant (the "Warrant") to purchase 3,363,229 of the Company's common stock at a price of $.5575 per share (subject to price adjustment in the event of any stock divide, stock split, combination, reclassification or other similar event). The Warrants are subject to the right of call by the Company if, for a period of thirty consecutive trading days prior to a notice of call, the closing price of the common stock is equal to a greater than $1.12 per share (as adjusted) and no event of default has occurred under the Debenture Purchase Agreement.

         The Debenture Purchase Agreement contains provisions granting to the Purchaser, certain registration rights, pursuant to which the Company agreed to provide certain registration rights to the holders of the Debentures and the Warrants under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

         On February 26, 2001, the Company completed a Private Placement of $850,000 of its securities with a group of accredited investors represented by Zanett Securities Corporation ("Zanett") New York, New York, acting as Placement Agent. The offering consisted of 850 Unites, each Unit consisting of (i) a Prepaid common Stock Purchase Warrant, (the "Prepaid Warrants"), which entitles the holder thereof to acquire such number of shares of the Company's common Stock, par value $.01 per share (the "Common Stock"), as is equal to One Thousand Dollars ($1,000) divided by the Exercise Price set forth in the Prepaid Warrants, and (ii) an additional warrant, to acquire shares of Common Stock (the "Incentive Warrants"). The shares of Common Stock issuable upon exercise of or otherwise pursuant to the prepaid Warrants and the Incentive Warrants are referred to herein as the "Warrant Shares." The Prepaid Warrants, the Incentive Warrants and the Warrant Shares are collectively referred to herein as the "Securities" and each of them may individually be referred to herein as a "Security."

         Contemporaneous with the execution and deliver of the Securities Agreement, the parties entered into a Registration Rights Agreement, pursuant to which the Company agreed to provide certain registration rights to the owners of the Warrant Shares and the Placement Warrants under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

         The Exercise Price of the Prepaid Warrants equals the lower of the Fixed Exercise Price and the Variable Exercise Price, each in effect as of such date and subject to adjustment as provided in the Warrant. The "Fixed Exercise Price" means $.6195 and shall be subject to adjustment as provided in the Warrant. The "Variable Exercise Price" means, as of any date of determination, the average of the lowest five (5) Closing Bid Prices for the ten (10) consecutive trading day period ending on the trading day immediately preceding the date of determination, provided, however, in no event shall the Variable Exercise Price exceed the Closing Bid Price on the date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such ten (10) day period), and shall be subject to adjustment as provided herein.

         Each incentive Stock Purchase Warrant allows the holder thereof to purchase up to 1,372,096 shares of the Company's common Stock for an exercise price of $0.7744 per share. The Incentive Warrants are exercisable for a period of five years and carry with them other customary terms and conditions including anti-dilution protection.

         Zanett acted as Placement Agent for the offering and received a Placement Agent fee equal to 10% of the purchase price of the sale of Units and Warrants to purchase up to 343,024 shares of the Company's Common Stock for an exercise price of $.7744 per share. The Warrants are exercisable for a period of five years. In addition, Zanett was reimbursed certain costs and expenses of the offering.

                                WARRANT REPRICING

     On December 11, 2001, the Company's Board of Directors approved the temporary re-pricing of all outstanding warrants to purchase shares of common stock of the Company. For a limited period of time, warrant holders were given the opportunity to convert their warrants into common stock at an exercise price of $0.22 per share. On December 21, 2001, Wesley Clover converted all of its 3,363,229 warrants into common shares of the Company.


                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling Stockholders or their donees, pledgees, transferees and other successors in interest in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. When used herein, the term "selling Stockholders" refers to all of their donees, pledgees, transferees and other successors in interest. The shares of common stock may be sold in one or more of the following transactions:

         -- ordinary brokers' transactions, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;


         -- transactions involving cross or block trades or otherwise on The Nasdaq National Market, any exchange upon which our shares may be traded in the future, in the over-the-counter market or otherwise;


         -- purchases by brokers, dealers or underwriters as principal and resale by the purchasers for their own accounts pursuant to this prospectus;


         -- "at the market" to or through market makers or into an existing market for the shares;


         -- in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;


         -- through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or


         -- any combination of the foregoing, or by any other legally available means.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling Stockholders. Alternatively, the selling Stockholders may from time to time offer shares of common stock to or through brokers, dealers or underwriters who may acquire shares as principals or agents. In connection with the Settlements, each of Abrahams, Gust & Bellick has agreed to sell his shares through a registered broker-dealer recommended by the Company during a set selling period. During the period of any such sales, each settling party has agreed not to engage in any other sales activity in the Company's Common Stock, including hedging transactions or short selling. The selling Stockholders and any broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling Stockholders will be subject to the prospectus delivery requirement of the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling Stockholders may decide not to sell all or any of their shares. The selling Stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless registered or qualified for sale or an exemption is available and complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market-making activities with respect to our common stock for a specified period prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act and the rules and regulations promulgated under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling Stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         Upon the Company being notified by a selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling Stockholder and of the participating broker-dealer(s); (ii) the number of shares involved;
(iii) the price at which such shares were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction. In addition, upon the Company being notified by a selling Stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         All expenses of this registration will be paid by FastComm. These expenses include the SEC's filing fees and fees under certain state securities or "blue sky" laws. The selling Stockholders will pay all selling commissions, if any.

                                  LEGAL MATTERS

                  The validity of the shares of Common Stock offered hereby is being passed upon by Sokolow, Dunaud, Mercadier & Carreras, LLP New York New York, and Paris France, counsel to the Company. As of April 30, 2001 attorneys at Sokolow, Dunaud, Mercadier & Carreras LLP owned, in the aggregate 195,251 shares and options to purchase shares of FastComm Communications Common Stock.

                                     EXPERTS

         The financial statements incorporated in this registration statement by reference from the Annual Report on Form 10-K of FastComm Communications Corporation for the year ended April 30, 2001 have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Cronus Communications, Inc. included in the Company's Form 8-K and incorporated by reference in this registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report (which contains an explanatory paragraph regarding Cronus Communication's ability to continue as a going concern), which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon the authority of said firm of experts in accounting and auditing.

         WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF FASTCOMM SINCE THE DATE OF THIS PROSPECTUS.

                            -----------------------

                       FASTCOMM COMMUNICATIONS CORPORATION

                            -----------------------
                                   14,429,883
                                    SHARES OF
                                  COMMON STOCK
                            -----------------------

                                   PROSPECTUS

                            -----------------------

                  TABLE OF CONTENTS

                                                                           PAGE

Where You Can Find Additional information.................................. 3
Certain Information We Have Incorporated by Reference...................... 3
Special Note Regarding Forward Looking Statements.......................... 4
Summary Description of Our Business........................................ 4
Certain Risk Factors....................................................... 7
Use of Proceeds............................................................12
Selling Stockholders.......................................................13
Description of the Securities..............................................14
Plan Distribution..........................................................17
Legal Matters..............................................................18
Experts....................................................................18

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The following table sets forth the expenses (other than underwriting discounts and commissions), which, other than the SEC registration fee are estimates, payable by the Company in connection with the sale and distribution of the Shares registered hereby.

================================================================================
SEC registration fee................................. $517.00
--------------------------------------------------------------------------------
Blue Sky fees and expenses (including legal fees).... $ 2,500*
--------------------------------------------------------------------------------
Legal fees and expenses.............................. $12,500*
--------------------------------------------------------------------------------
Accounting fees and expenses......................... $ 2,500*
--------------------------------------------------------------------------------
Printing expenses.................................... $ 5,000*
--------------------------------------------------------------------------------
Miscellaneous........................................ $ 2,105*
--------------------------------------------------------------------------------
Total................................................ $25,000*
================================================================================

*   Estimated

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS AND EMPLOYEES.

                  Article Six of the Company's By-Laws, as amended, empowers the Company to indemnify current or former directors, officers, employees or agents of the Company or persons serving by request of the Company in such capacities in any other enterprise or persons who have served by the request of the Company in such capacities in any other enterprise to the full extent permitted by the laws of the State of Virginia.

                  Article Tenth of the Virginia Stock Corporation Act (the "Act") contains provisions authorizing indemnification by the Company of directors, officers, employees or agents against certain liabilities and expenses which they may incur as directors, officers, employees or agents of the Company or of certain other entities. Section 13.1 - 699 of the Act also provides that such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities. Section 13.1 - 703 of the Act also contains provisions authorizing the Company to obtain insurance on behalf of any such director, officer employee or agent against liabilities, whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of the Section. The Company currently maintains a policy of insurance under which the directors and officers of the Company are insured, within the limits and subject to the exclusions and limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

                  The indemnification and advancement of expenses provided pursuant to Section 13.1 - 699 are not exclusive, and subject to certain conditions, the Company may make other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents. Because the Articles of Incorporation, as amended, of the Company do not otherwise provide, notwithstanding the failure of the Company to provide indemnification and despite a contrary determination by the Board of Directors or its Stockholders in a specific case, a director, officer, employee or agent of the Company who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses or both, and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section 13.1 - 698 because he has been successful on the merits, or because the Company has the power to indemnify on a discretionary basis pursuant to
Section 13.1 - 699 or because the court determines that the petitioner is fairly and reasonably entitled indemnification or advancement of expenses or both in view of all the relevant circumstances.

                  Section 13.1-692.1 of the Act provides that the damages assessed against any officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of (1) the monetary amount specified in the Articles of Incorporation; or (2) the greater of (i) $100,000 or the amount of cash compensation received by the officer or director from the corporation for the twelve (12) months immediately proceeding the act or omission for which liability was imposed. The liability of an officer or director engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law including without limit of any claim of unlawful insider trading or manipulation of the market for any security is not covered by such provision.

                  The Registration Rights Agreements between the Company and the Selling Stockholders provides that the Selling Stockholders and, under certain circumstances, persons participating as underwriters in the offering or sale of the Common Stock being registered will indemnify and hold harmless the Company and each director, officer and controlling person of the Company with respect to any statement or omission in the Registration Statement or the Prospectus based upon written information furnished to the Company by or on behalf of the Selling Stockholders or such underwriters, as the case may be, for inclusion therein.

Item 16. EXHIBITS



EXHIBIT NO.     DESCRIPTION
-----------     -----------
                THE EXHIBITS LISTED BELOW HAVE BEEN FILED AS PART OF THIS REGISTRATION STATEMENT
                --------------------------------------------------------------------------------

2.1             Securities Purchase Agreement by and among FastComm Communications Corporation, and certain Purchasers listed therein, dated as of February 26, 2001. ***

4.1             Restated Articles of Incorporation of the Company (Previously filed as Exhibit to Form S-18, Reg. No 33-19785)

4.2             Restated By-Laws of the Company, as amended (Previously filed as Exhibit to Form S-18, Reg. No 33-19785)

4.3             Specimen Certificate of Common Stock of the Registrant (Previously filed as Exhibit to Form S-18, Reg. No 33-19785)

4.4             Registration Rights Agreement between the Company and the Purchasers*

4.5             Securities Purchase Agreement dated September 8, 2000 between the Company and a group of Purchasers*

4.6             Prepaid Warrants issued to the Purchasers on September 8, 2000*

4.7             Incentive Warrants issued to the Purchasers on September 8, 2000*

4.8             Placement Agency Agreement between the Company and The Zanett Securities Corporations*

4.9             Debenture  Purchase and Security  Agreement by and between FastComm communications Corporation and Wesley  Clover
                Corporation dated as of May 22, 2001. **

4.10            Form of Convertible Subordinated Secured Debenture dated June 8, 2001. **

4.11            Form of Common Stock Purchase Warrant between FastComm Communications Corporation in favor of  Wesley  Clover
                Corporation dated as of June 8, 2001. **

10.1            Registration Rights Agreement made by FastComm Communications Corporation, in favor of the Investors listed therein, dated as of February 26, 2001. ***

10.2            Form of Prepaid Common Stock Purchase Warrant between FastComm Communications Corporation in favor of certain
                Purchasers listed therein, dated as of February 26, 2001.***

10.3            Placement Agency Agreement between FastComm Communications Corporation and Zanett Securities Corporation, dated
                February 26, 12001.***

10.4            Form of Stock Purchase and Incentive Stock Purchase Warrant Agreement between FastComm Communications Corporation and Zanett Securities Corporation and Affiliates and between FastComm and the Purchasers dated February 26, 2001.***

5.1             Opinion on Legality .****

23.1            Consent of BDO Seidman LLP, certified public accountants.

23.2            Consent of Sokolow, Dunaud, Mercadier & Carreras LLP (contained in Exhibit 5.1).****

24.1            Power of Attorney (included within Signature Page II-4)

----------
* Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2000.
** Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2001.
*** Incorporated by reference to the Registrant's current report filed with the Securities and Exchange Commission on March 26, 2001.
**** Filed herewith.


Item 17. UNDERTAKINGS.

A.       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)  to include any prospectus required by Section 10(a)
                  (3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing...[include remainder of undertaking]; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Dulles, Commonwealth of Virginia, on this 13th day of February, 2002.



                            FASTCOMM COMMUNICATIONS CORPORATION


                            By:     /s/ Peter C. Madsen
                            ---------------------------------------------------
                                    Peter C. Madsen, President, CEO and Director


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Mark H. Rafferty and Peter C. Madsen, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



NAME                                       TITLE                                            DATE
----                                       -----                                            ----
         /S/ PETER C. MADSEN               CHAIRMAN OF THE BOARD; CHIEF EXECUTIVE OFFICER   FEBRUARY 14, 2002
---------------------------------------    AND DIRECTOR
PETER C. MADSEN


         /S/ MARK H. RAFFERTY              VICE PRESIDENT; PRINCIPAL FINANCIAL AND          FEBRUARY 14, 2002
---------------------------------------    ACCOUNTING OFFICER;  DIRECTOR
MARK H. RAFFERTY


         /S/THOMAS G. AMON                 DIRECTOR                                         FEBRUARY 14, 2002
---------------------------------------
THOMAS G. AMON

         /S/MICHAEL PASCOE                 DIRECTOR                                         FEBRUARY 14, 2002
---------------------------------------
MICHAEL PASCOE


                                  EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION
-----------         -----------

2.1                 Securities  Purchase  Agreement by and among FastComm  Communications  Corporation,  and certain  Purchasers listed therein, dated as of February 26, 2001. ***

4.1                 Restated  Articles  of  Incorporation  of the  Company  (Previously  filed as Exhibit to Form S-18,  Reg. No
                    33-19785)

4.2                 Restated By-Laws of the Company, as amended (Previously filed as Exhibit to Form S-18, Reg. No 33-19785)

4.3                 Specimen  Certificate of Common Stock of the Registrant  (Previously filed as Exhibit to Form S-18,
                    Reg. No 33-19785)

4.4                 Registration Rights Agreement between the Company and the Purchasers*

4.5                 Securities Purchase Agreement dated September 8, 2000 between the Company and a group of Purchasers*

4.6                 Prepaid Warrants issued to the Purchasers on September 8, 2000*

4.7                 Incentive Warrants issued to the Purchasers on September 8, 2000*

4.8                 Placement Agency Agreement between the Company and The Zanett Securities Corporations*

4.9                 Debenture  Purchase and Security  Agreement by and between  FastComm  communications  Corporation and Wesley
                    Clover Corporation dated as of May 22, 2001. **

4.10                Form of Convertible Subordinated Secured Debenture dated June 8, 2001. **

4.11                Form of Common Stock Purchase Warrant between FastComm Communications  Corporation in favor of Wesley Clover
                    Corporation dated as of June 8, 2001. **

10.1                Registration Rights Agreement made by FastComm Communications  Corporation, in favor of the Investors listed therein, dated as of February 26, 2001. ***

10.2                Form of Prepaid  Common Stock  Purchase  Warrant  between  FastComm  Communications  Corporation in favor of certain Purchasers listed therein, dated as of February 26, 2001. ***

10.3                Placement Agency Agreement between FastComm  Communications  Corporation and Zanett Securities  Corporation,
                    dated February 26, 12001. ***

10.4                Form of Stock Purchase and Incentive  Stock  Purchase  Warrant  Agreement  between  FastComm  Communications
                    Corporation and Zanett  Securities  Corporation and Affiliates and between FastComm and the Purchasers dated
                    February 26, 2001. ***

5.1                 Opinion on Legality. ****

23.1                Consent of BDO Seidman LLP, certified public accountants. ****

23.2                Consent of Sokolow, Dunaud, Mercadier & Carreras LLP (contained in Exhibit 5.1). ****

24.1                Power of Attorney (included within Signature Page II-4)

----------
* Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities & Exchange Commission on September 13, 2000.

** Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2001.
*** Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities And Exchange Commission on March 26, 2001.
**** Filed Herewith.

                    SOKOLOW, DUNAUD, MERCADIER & CARRERAS LLP
                                770 Lexington Ave
                                   Sixth Floor
                               New York, NY 10021
                                 (212) 935-6000
                                                              February 14, 2002
FastComm Communications Corporation
45472 Holiday Drive
Dulles, VA 20166

Ladies and Gentlemen:

         We have acted as counsel to FastComm Communications Corporation, a Virginia corporation (the "Company"), in connection with the registration statement on Form S-3 (No. __________) (the "Registration Statement") pertaining to the proposed resale by certain shareholders of up to 14,429,883 shares of common stock, $.01 par value per share (the "Shares"), as described in the Registration Statement. The Shares were issued or are to be issued in connection with (i) the acquisition of Cronus Technology, Inc.; (ii) in a private placement to certain accredited investors, (iii) are issuable upon the exercise of certain warrants described in the Registration Statement (the "Warrants"); (iv) to a group of private investors represented by Zanett Securities Corporation and (v) to three former creditors of Cronus Technology, Inc. in connection with the Settlement of two lawsuits against the Company. As such counsel, you have requested our opinion as to the matters described herein relating to the Shares. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

         We have examined the Company's certificate of incorporation and by-laws, in each case as amended or restated through the date hereof; the agreements related to each of the Warrants (the "Warrant Agreements"); minutes of the Company's corporate proceedings throughout the date hereof, as made available to us by officers of the Company; an executed copy of the Registration Statement and all exhibits thereto in the form filed with the Securities and Exchange Commission; and such matters of law and such documents and other instruments as we have deemed necessary by us in order to deliver the within opinion. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

         Based on the foregoing and solely in reliance thereon, it is our opinion that the Shares have been duly authorized, and in the case of shares underlying the warrants, when they are issued upon exercise of the Warrants, against payment of the consideration therefore contemplated by the Warrant Agreements, as the case may be, and sold in the manner described in this Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

         A member of our firm is a member of the Board of Directors of the Registrant and owns outright, or has options to purchase 195,251 shares of the Company's Common Stock.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to it in the prospectus included therein under the caption "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                       Very truly yours,

                                       SOKOLOW, DUNAUD, MERCADIER & CARRERAS LLP
                                       By:
                                            A member of the Firm